GAS PURCHASE AGREEMENT



                                  between



                             MESA OPERATING CO.



                                as "Seller"



                                    and


                             KN Marketing, L.P.



                                 as "Buyer"



                          Dated:   January 1, 1996



                                                             Potter, County
                                                             State of Texas

                             TABLE OF CONTENTS



ARTICLE                                                       PAGE
-------                                                       ----


      I     Definitions                                          1

     II     Quantity                                             3

    III     Term                                                 4

     IV     Price                                                5

      V     Point(s) of Delivery                                 6

     VI     Delivery Pressure                                    6

    VII     Quality                                              7

   VIII     Measuring Equipment and Testing                      8

     IX     Measurement Specifications                          12

      X     Billings and Payments                               14

     XI     Sale and Passage of Title                           15

    XII     Warranty of Title                                   16

   XIII     Force Majeure                                       16

    XIV     Governmental Authorizations                         18

     XV     Indemnification                                     19

    XVI     Assignments                                         19

   XVII     Royalty                                             18

  XVIII     Notices                                             20

    XIX     Taxes                                               20

     XX     Miscellaneous                                       21

            Signatures                                          23

                           GAS PURCRASE AGREEMENT


     THIS AGREEMENT, made and entered into as of the ist day of January,

1996, ("Effective Date") by and between KN MARKETING, L.P., a Texas Limited

Partnership, ("Buyer") , and Mesa Operating Co., ("Seller").


                            W I T N E S S E T H:

     WHEREAS, Buyer is in the business of marketing natural gas and requires natural gas to meet the needs of its customers in the City of

Amarillo, its environs and other customers;

     WHEREAS, Seller operates a natural gas processing plant known as the

Fain Plant in Potter County, Texas and has or may have quantities of gas available for sale in excess (1)of the quantities of gas needed to supply

Energas Company ("Energas") and other customers for consumption in the City of Amarillo and its environs, and (2) up to two thousand (2,000) MMcf per year beginning January 1, 1997 and for the remaining term of this Agreement for Liquefied Natural Gas (LNG) supply requirements, and;

     WHEREAS, Seller desires to sell such excess gas to Buyer and Buyer desires to purchase such excess gas from Seller;

     NOW, THEREFORE in consideration of the mutual covenants contained herein, and other good and valuable consideration, the parties do hereby covenant and agree as follows:

                                 ARTICLE I

                                DEFINITIONS
                                -----------

     As used in this Agreement, the following terms and phrases shall have the respective meanings ascribed to them below, unless the context clearly requires a different meaning.

     1.1  "Cubic Feet" or "cubic foot" means the volume of gas which occupies one (1) cubic foot of space at a temperature of sixty degrees

(600) Fahrenheit and an absolute pressure of fourteen and sixty-five hundredths (14.65) pounds per square inch absolute ("Psia").

     1.2  "Mcf" means one thousand (1, 000) cubic feet of gas, Mmcf means one million (1,000,000) cubic feet of gas, and "Bcf" shall mean one billion

(1,000,000,000) cubic feet of gas.

     1.3  "Btu" (British thermal unit) means the amount of heat required to raise the temperature of one avoirdupois pound of pure water from fifty-eight and five tenths degrees (58.5 degrees) Fahrenheit to fifty-nine and five tenths degrees (59.5 degrees) Fahrenheit at a constant pressure of fourteen and seventy-three hundredths (14.73) Psia.  Where appropriate, Btu shall mean the plural of the aforementioned definition.  The term "MMBtu"

shall mean one million (1,000,000) Btu.

     1.4  "Gross Heating Value" means the number of Btu's liberated by the complete combustion at constant pressure of one (1) cubic foot of gas, at a base temperature of sixty degrees (60 degrees) Fahrenheit and a referenced pressure base of fourteen and sixty-five hundredths (14.65) Psia, with air of the same temperature and pressure of the gas, after products of combustion are cooled to the initial temperature of the gas, and after the water of the combustion is condensed to the liquid state.  The Gross

Heating Value of the gas shall be calculated on a saturated basis, with the results adjusted to reflect the actual water vapor content of the gas as delivered.

     1.5  "Day" means a period of twenty-four (24) consecutive hours beginning and ending at seven (7:00) o'clock a.m. Central Time ("CT").  The reference date for any day shall be the calendar date upon which such twenty-four (24) hour period began.

     1.6  "Month" means a period beginning at seven (7:00) o'clock a.m. CT on the first day of a calendar month and ending at seven (7:00) a.m. CT on the first day of the calendar month immediately following.

     1.7  "Year" means a period consisting of three hundred sixty five

(365) consecutive days, commencing and ending at seven (7:00) o'clock a.m.

CT; provided, however, that any such year which contains the date of

February twenty-nine (29) shall consist of three hundred sixty six (366)

consecutive days.

                                 ARTICLE II

                                  QUANTITY
                                  --------

     2.1

     A.  Subject to the provisions of subparagraphs B., C. and D.

below, Seller agrees to tender for delivery and sale to Buyer and Buyer agrees to receive and purchase hereunder all gas Seller has available for sale at the Delivery Points in excess of any gas required by Seller's

Priority Customers (defined below), and in excess of the Reserved Gas

(defined below), and reserved by Seller for its LNG supply requirements.

Notwithstanding the preceding sentence to the contrary, Seller and Buyer recognize that in the event of sudden or extreme volume changes in either

   Seller's supply or Buyer's markets, Buyer may need reasonable lead time to adjust its gas supply or markets to accommodate such sudden or extreme volume changes to enable Buyer to purchase gas volumes made available hereunder, by Seller.  Buyer agrees to use its best efforts to minimize the lead time necessary to accommodate such volume changes.  However, in no instance shall Buyer take more than five (5) working days to make such supply or market adjustments.  Failure of gas markets is not cause for nonperformance by either party under the terms of this Agreement.

     B.  Buyer recognizes that Seller must satisfy its gas supply obligations to Energas, as well as other customers which were receiving gas from Seller's Fain Plant either directly or indirectly as of January 1,

1995, listed in Exhibit "A" attached hereto and made a part hereof

('Seller's Priority Customers').

     C.  Buyer recognizes that Seller expects to construct and operate an

LNG plant in conjunction with its Fain Plant and hereby reserves up to two thousand (2,000) MMcf of residue gas each year commencing January 1, 1997 to satisfy its LNG supply requirements ("Reserved Gas").

     D.  Buyer recognizes that Seller's Priority Customers have a first call on all gas Seller has available at the tailgate of the Fain Plant and that Seller has reserved up to two thousand (2,000) Mmcf per year additional gas commencing January 1, 1997; accordingly, Buyer expressly acknowledges that on any given day Seller may be unable to deliver any gas to Buyer hereunder.

     2.2  Seller will consult with Buyer as often as necessary regarding

Seller's projection of the volume of gas to be available for delivery to

Buyer during each month.  Such projection will be based upon the volume of gas Seller expects to have available for delivery to Buyer after satisfying the requirements of Seller's Priority Customers and LNG markets.  Seller will also provide to Buyer at least fifteen (15) days prior to the beginning of each month, a forecast of the volumes of gas it expects to have available for delivery to Buyer during each of the next twelve (12)

months.

     2.3  It is the intent of Buyer and Seller that all of the gas delivered hereunder be ultimately consumed in the City of Amarillo and its nvirons to the maximum extent practicable.  Accordingly, it is expressly understood and acjreed that all gas delivered hereunder shall be allocated by Buyer to Buyer's markets in the City of Amarillo and its environs before

Buyer allocates any gas from other sources to such markets.  Buyer shall provide Seller with a statement on a quarterly basis showing the volume of gas purchased hereunder from Seller and the total volume of gas delivered to Buyer's markets in the City of Amarillo and its environs.

                                ARTICLE III

                                   TERM
                                   ----

     3.1  This Agreement shall become effective, regardless of when executed, on the Effective Date hereof and continue for a term ending on the 31st day of December 1999 ("Primary Term"), and continuing year to year thereafter until canceled by either party giving the other party sixty (60)

days written notice prior to the end of the Primary Term, or any succeeding year thereafter.

                                  ARTICLE IV

                                   PRICE
                                   -----

     4.1  Buyer shall pay Seller for natural gas purchased and

received by Buyer hereunder each month a total price per MMBTU dry,

inclusive of any and all taxes and transportation charges, equal to Index

Price plus two cents ($0.02):

     Where:

          Index Price= the arithmetic average of the gas prices listed under the column titled "Index" in the first issue of the month when deliveries of gas are made, of Inside F. E. R. C. Gas Market Report (GMR), in the table titled "Prices of Spot Gas Delivered to Pipelines" for Transwestern Pipeline Co. Permian Basin,
          El Paso Natural Gas Co. - Permian Basin, Panhandle Eastern
          Pipe Line Co.- Texas, Oklahoma (mainline), Natural Gas Pipeline Co. of America - Oklahoma, and Williams Natural Gas Co.
          Texas, Oklahoma, Kansas.

     4.2  If GMR ceases to report a price for a designated pipeline which is used in determining the Index Price under Paragraph 4.1 above, then the price for the same pipeline listed in Natural Gas Week, published by The
                                      ----------------
Oil Daily Co., in the table titled "Spot Prices on Interstate Pipeline

Systems", "Delivered-to-Pipelinell in the column labeled "This Week" for the Transwestern Pipeline Co. Permian: Ward County, Texas, Natural Gas

Pipeline Co. of America - Forgan, Oklahoma, El Paso Natural Gas Co. -

Anadarko: Washita County, Oklahoma, Panhandle Eastern Pipe Line Co. -

Kansas/Oklahoma Field Zone, and the Williams Natural Gas Co. - Mainline,

Kansas/Oklahoma as reported in the first issue each month when deliveries of gas are made will be substituted therefor.

     4.3  If the total number of published pipelines referenced in

Paragraphs 4.1 and 4.2 above is less than three (3), then the parties shall utilize a source of monthly price quotes as nearly as comparable to the

Index Price postings described in Paragraph 4.1 above as possible to determine the actual Index Price in effect for each month.

                                ARTICLE V

                            POINT(S) OF DELIVERY
                            --------------------

     5.1  The delivery of gas hereunder shall be made at the following

"Delivery Points":

          A)   at the outlet of Energas' meter in Section 97, Block 1,

          BS & F Survey, Potter County, Texas, known as the "Nichols

          Station Energas Delivery Point";

          B)  at the inlet of Buyer's or Buyer's designee's meter in the

          SW/4 of Section 20, G & M Survey, Block M-3, Potter County,

          Texas, known as the "Amarillo Creek Interconnect";

          C)  at the inlet of Buyer's or Buyer's designee's meter in

          Section 81, Block 3, G & M Survey, Potter County, Texas, known as the "Fain Plant Interconnect";

          or

          D)  any other mutually agreed to point(s).

     5.2  Buyer and Seller recognize that Seller has a prior obligation to deliver a certain minimum volume of gas each year through the pipeline facilities of Energas.  Accordingly, such minimum volume of gas will be delivered by Seller to Buyer at the Delivery Points described in 5.1 A) or

B) above.

                                 ARTICLE VI

                             DELIVERY PRESSURE
                             -----------------

     6.1  Subject to the provisions of Paragraph 6.2 below, Seller shall deliver the gas, or cause such gas to be delivered, at the Delivery

Point(s) at a pressure sufficient to enter Buyer's or its designee's facilities against the working pressure(s) maintained therein from time to time but not in excess of the pressure that normally exists at the Delivery

Point(s); provided, however, Seller shall not be required to deliver gas to Buyer at a pressure greater than the current maximum plant discharge pressure of three hundred eighty (380) psig.  Seller shall not be obligated to install additional compression facilities in order to deliver gas hereunder.

     Notwithstanding any other provision of this Agreement, Seller shall never deliver gas at a pressure that exceeds the maximum allowable working pressure(s), as determined solely by Buyer or Buyer's designee.

     6.2  Buyer at its sole cost and expense shall provide or cause to be provided, all compression facilities required to transport all volumes of gas to the Westar Transmission Company (Westar) system which are in excess of Buyer's requirements on Westar's twenty inch (2011) Moore County pipeline.

     6.3  In the event Seller or Buyer or their respective designee installs compression, the installation and operation of such compression shall not adversely affect the accurate measurement of the gas delivered hereunder.  In the event such compression adversely affects such measurement of gas, the affected party or its designee shall have the right to suspend the receipt of gas hereunder only at that specific Delivery

Point until such condition is corrected.

                                 ARTICLE VII

                                  Quality
                                  -------

     7.1  The gas delivered at the Delivery Point(s) shall be of pipeline quality and:

      (a  contain not more than one-fourth (h) grain of hydrogen sulfide per one hundred (100) cubic feet;

      (b) contain not more than five (5) grains of total sulfur per one hundred (100) cubic feet;

     (c)  contain not more than two percent (2%) by volume of carbon dioxide;

     (d)  shall have a Gross Heating Value of not less than nine hundred and fifty (950) Btu's per cubic foot;

     (e)  contain no free liquids;

     (f)  contain not more than one percent (1%) by volume of oxygen;

     (g)  contain not more than seven (7) pounds of water vapor per one million (1, 000, 000) cubic feet provided, however, if the gas contains seven (7) pounds or less of water vapor per one million

          (1,000,000) cubic feet, it shall be deemed dry.

     (h)  be commercially free of dust, gums, dirt, impurities and other solids;

     (i)  not have a temperature of less than forty degrees (400)

          Fahrenheit nor more than one hundred twenty degrees (1200)

          Fahrenheit;

     (j)  contain not more than twelve percent (12%) by volume of nitrogen;

Buyer shall have the right to either (i) accept gas that does not conform to the above specifications, or (ii) refuse delivery of such gas that does not conform to the above specifications.  Buyer or Buyer's designee's acceptance of gas that does not conform to the quality specifications set forth above shall not constitute a waiver of such specifications by Buyer in regard to gas delivered by Seller hereunder in the future.

                               ARTICLE VIII

                      MEASURING EOUIPMENT AND TESTING
                      -------------------------------

     8.1  Each of the parties hereto acknowledges and agrees that the measuring facilities currently located at the Delivery Point(s) shall be the "Official Billing Measurement Station" for purposes of this Agreement and that the owner of such Official Billing Measurement Station (the

"Operator"), or such other party as the Operator and Buyer (in the event

Buyer is not the operator) may mutually designate, shall perform the reading, calibrating, and adjusting of, and the changing of charts on, the equipment in the official Billing Measurement Station and shall perform all gas analysis relating to the gas delivered hereunder.

     8.2  Orifice meters installed in such measuring stations shall be constructed and operated in accordance with American National Standard

Institute ("ANSI")/American Petroleum Institute ("API'l) 2530, American Gas

Association ("AGA") Report No. 3), Orifice Metering of Natural Gas and
                                   -----------------------------------
Other Related Hydrocarbon Fluids, Second Edition, dated September 1985, and
--------------------------------
shall include the use of flange connections and, where necessary,

straightening vanes and pulsation dampening equipment.

     8.3  When and where electronic measurement and flow computers are utilized, the gas received hereunder may have its volume, mass, gravity,

composition and/or energy content determined and computed in accordance with applicable AGA standards including, but not limited to, AGA Report No.

3, 1985 edition, AGA Report No. 5, 1983 edition, AGA Report No. 6, 1971 edition, and AGA Report No. 7, 1984 edition.  The parties agree to use and accept the electronic derivations, measurements and calculations in lieu of mechanical recordings, chart integration and subsequent calculations.

     8.4  Operator shall give reasonable notice to non-operator in order that non-operator may have representatives present to observe any installing, reading, cleaning, changing, repairing, inspecting, testing,

calibrating, or adjusting of Operator's measuring equipment used in measuring or checking the measurement of receipts or deliveries of gas under this Agreement.  The official charts (recordings) from such measuring equipment shall remain the property of Operator, but upon request Operator will submit its records and charts, together with calculations therefrom,

to nonoperator for inspection and verification, subject to return to operator within thirty (30) days after receipt thereof.

     8.5

     A.  Operator shall, in the presence of non-operator's representative,

if requested, verify the accuracy, adjust and calibrate all recording devices used in the measurement of the receipt of gas hereunder on at least a monthly basis. operator shall not be required to, but may elect to,

adjust or calibrate such equipment more frequently than specified above,

unless non-operator desires a special test be performed as described in

Paragraph 8.6 below.

     B.  If during any test of the measuring equipment, an adjustment or calibration error is found which results in an incremental adjustment to the calculated hourly flow rate through each meter run in excess of two percent (2%) of the correct flow rate (whether positive or negative and using the correct flow rate as the percent error equation denominator), then any previous recording of such equipment shall be corrected to zero (0)

error for any period which the error existed (and which is either known definitely or agreed to by both parties) and the total flow for the period redetermined in accordance with the provisions of Paragraph 8.7 below.  If the period of error condition cannot be determined or agreed upon between the parties, such correction shall be made over a period extending over the last one-half (1/2) of the time elapsed since the date of the latest test,

such correction period not to exceed fifteen (15) days.

     C.  If, during any test of the measuring equipment, an adjustment or calibration error is found which results in an incremental adjustment to the calculated hourly flow rate which does not exceed two percent (2%) of the adjusted flow rate (as described in part (B.) of this Section), all prior recording shall be considered to be accurate for quantity determination purposes.

     D.  If, during any test of the measuring equipment, an adjustment or calibration error is found, the measuring equipment shall be adjusted at once to measure properly and accurately.

     8.6  In the event non-operator desires a special test (a test not scheduled by Operator under the provision of Paragraph 8.5 above) of any measuring equipment, seventy-two (72) hours advance notice in writing shall be given to Operator and both parties shall cooperate to secure a prompt test of the accuracy of such equipment.  If the measuring equipment tested is found to fall under the provisions of Paragraph 8.5 C. above or if an inspection of the primary measurement equipment indicates no problems,

operator shall have the right to bill non-operator for the cost of such special test including any labor and transportation costs pertaining to such special test and Non-operator shall pay such costs.

     8.7  If, for any reason, any measurement equipment is (I) out of adjustment, (ii) out of service, or (iii) out of repair and the total calculated hourly flow rate through each meter run is found to be in error by an amount of the magnitude described in Paragraph 8.5 B. above, the total quantity of gas delivered shall be redetermined in accordance with the first of the following methods which is feasible:

     (a)  by using the registration of any mutually agreeable check metering facility, if installed and accurately registering

          (subject to testing as described in Paragraph 8.5 above);

     (b)  where parallel multiple meter runs exist, by calculation using the registration of such parallel meter runs; provided that they are measuring gas from upstream and downstream headers in common with the faulty metering equipment, are not controlled by

          separate regulators, and are accurately registering;

     (c)  by correcting the error by re-reading of the official charts, or by straightforward application of a correction factor to the quantities recorded for the period (if the net percentage of error is ascertainable by calibration, tests or mathematical calculation);

     (d)  by estimating the quantity, based upon deliveries made during periods of similar conditions when the meter was registering accurately.

     8.8  Operator shall retain and preserve for a period of at least two

(2) years all test data, charts, and other similar records.

     8.9  To the extent permitted by the Operator, either Buyer or Seller may install, maintain and operate check measuring instruments and telemeters in, and connected to, the official, Billing Measurement Station for purposes of checking the operator's meters; provided, however, that all gas measurements required in this Agreement shall be determined by the

Operator's meters and further provided that such check measuring and telemetering instruments and connections shall be installed so as not to interfere with the operation or future modification of the operator's official billing meters and appurtenances.  Each party hereto agrees to indemnify, defend, and hold harmless the other party from any and all claims and liabilities incurred by such other party arising from the installation, operation, maintenance, or March 1, 1996 removal by or for the indemnifying party of such check measuring and telemetering instruments to the Official Billing Measurement Station.  Each party hereto shall have access, at reasonable hours, upon giving the other party at least twenty-four (24) hours prior written notice of its desire to obtain such access, and to the extent permitted by the Operator, to such check measuring and telemetering instruments installed by the other party, but the reading, calibrating, and adjusting thereof and the changing of charts thereon shall be performed by such other party.

                                  ARTICLE IX

                          MEASUREMENT SPECIFICATIONS
                          --------------------------

     The measurements of the quantity and quality of all gas delivered and purchased hereunder shall be conducted in accordance with the following:

     9.1  Unit of Volume: The unit of volume for measurement shall be one
          --------------
(1) cubic foot of gas.  Such measured volumes, converted to MCF, shall be multiplied by their Gross Heating Value per cubic foot and divided by one thousand (1,000) to determine MMbtus received and delivered hereunder.

     9.2  Volume Computations: Computations of gas volumes from measurement
          -------------------
data shall be made in accordance with ANSI/API 2530 (AGA Report No. 3),

Orifice Metering of Natural Gas and Other Related Hydrocarbon Fluids,
--------------------------------------------------------------------

Second Edition, dated September 1985, and any subsequent amendments or revision, as mutually agreed upon.  If electronic devices and flow computers are utilized, volumes will be determined in accordance with AGA

Committee Report No(s). 3, 5, 6, and 7, as specified in Paragraph 8.3 and any subsequent amendments or revisions, as mutually agreed upon.

     9.3  Temperature Measurement:  The temperature of the gas shall be determined electronically or by a recording thermometer so installed that it may record the temperature of the gas flowing through the meters.  If the parties do not consider the installation of such a recording thermometer to be necessary, other agreeable means of recording temperature may be used.  The average temperature to the nearest one (1 degree) degree

Fahrenheit, obtained while gas is being delivered, shall be the applicable flowing gas temperature for the period under consideration.

     9.4  Specific Gravity Measurement:  At least quarterly, the specific
          ----------------------------
gravity of the gas shall be determined by a recording gravitometer or a chromatographic device installed and located at a suitable point to record representative average specific gravity of the gas being metered or by other mutually agreeable methods.  The gravity, to the nearest one-thousandth (0.001), obtained while gas is being delivered shall be the specific gravity of the gas used for the recording period.  If Buyer and

Seller mutually agree, spot samples or continuous sampling using standard type specific gravity sampling methods may be used in lieu of a recording gravitometer or chromatograph.  If the spot sample or continuous sampling method is used, the specific gravity of the gas delivered hereunder shall be determined from a gas analysis.  The result shall be obtained to the nearest one-thousandth (0.001) and shall be applied during the applicable quarter or time period for the determination of gas volumes delivered.

     9.5  Adjustment for Supercompressibility:  At least quarterly,
          -----------------------------------
adjustments to measured gas volumes for the effects of supercompressibility shall be made in accordance with accepted AGA standards.  Operator shall obtain representative carbon dioxide and nitrogen mole fraction values for the gas delivered or received as may be required to compute such adjustments in accordance with standard testing procedures.  If Buyer and

Seller mutually agree, equations for the calculation of

supercompressibility may be taken from either (I) the AGA Manual for the
                                                          --------------
Determination of Supercompressibility Factors for Natural Gas, dated
-------------------------------------------------------------
December, 1962 (also known as the IINX-19 Manual") or (ii) the AGA Report

No. 8, dated December, 1985, Compressibility and Supercompressibility for
                             --------------------------------------------
Natural Gas and Other Hydrocarbon Gases, or any subsequent revision to AGA
---------------------------------------
Report No. 8.

     9.6  Corrections: Appropriate corrections to the gas measurements
          -----------
taken hereunder shall be made for deviation from the Ideal Gas Laws at the pressures and temperatures at which the gas was delivered hereunder.

     9.7  Assumed Atmospheric Pressure: An assumed atmospheric pressure of thirteen and two tenths pounds per square inch absolute (13.2) Psia at the delivery points shall be utilized for measurement and calculation purposes,

irrespective of any variation of the actual atmospheric pressure from the assumed atmospheric pressure.

     9.8  Gross Heating Value: The Gross Heating Value of the gas delivered
          -------------------
at the Delivery Point hereunder shall be determined by using a

Cutler-Hammer or other standard type calorimeter or by calculating the

Gross Heating Value from an in-line chromatograph or a gas analysis of a spot or continuous gas sample.  The spot or continuous sample shall be taken monthly and such sample shall be taken at a suitable point on the facilities to be representative of the gas being metered.

     9.9  Other Tests: Other tests to determine water content, sulfur, and
          -----------
other impurities in the gas shall be conducted by Operator as necessary and shall be conducted in accordance with standard industry testing procedures.

The party requested to perform such test(s) shall bear the cost of test(s)

only in the event the gas tested is determined not to be within the applicable specification(s), otherwise the requesting party shall bear the cost of such test(s).

     9.10  New Test Methods:  If at any time during the term hereof a new
           ----------------
method or technique is developed with respect to gas measurement, such new method or technique may be substituted for the method set forth in this

Article when such methods or techniques are in accordance with the currently accepted standards of the American Gas Association, if mutually agreed upon by the parties.

                                  ARTICLE X

                             BILLING AND PAYMENTS
                             --------------------

     10.1  On or before the fifteenth (15th) day of each calendar month,

Seller shall render a statement to Buyer giving the total volume and MMBTUS of gas purchased and delivered hereunder during the preceding thirty (30)

day billing period, such statements to be rendered in accordance with this

Agreement.

     10.2  Payment shall be made by Buyer to Seller on or bef ore the last day of each calendar month or fifteen (15) days after the statement is rendered, whichever is later.

     10.3  All original statements, bills and payments submitted by either party shall be subject to audit for any errors contained therein until the expiration of two (2) years from the date appearing on such statements,

bills, and payments.  Thereafter, all such statements, bills, and payments shall be deemed correct, and all rights and claims thereunder forever waived and released, unless a written claim f or a particular overpayment or underpayment was made within said two(2) year period.

     10.4  Should Buyer fail to pay any undisputed amount(s) due Seller when the same is due, as provided herein, interest thereon shall accrue at a rate equal to the then current prime rate of interest in effect at the

Citibank, New York, N.A., plus two percent (2%) from the date when such payment was due until the same is fully paid.  If any failure to pay continues for sixty (60) days, Seller may suspend deliveries of gas hereunder, and/or cancel this Agreement upon ten (10) days prior written notice to Buyer, but the exercise of such right shall be in addition to any and all other remedies available to Seller.

     10.5  Each party shall have the right at all reasonable times to examine the books, records and charts of the other party to the extent necessary to verify the accuracy of any statement, charge, computation or demand made under or pursuant to any of the provisions of this Agreement.


                                  ARTICLE XI

                           SALE AND PASSAGE OF TITLE
                           -------------------------

     11.1  Title to and possession of the gas sold and delivered hereunder shall pass from Seller to Buyer at the outlet flange of Operator's or

Operator's designee's facilities at the applicable Delivery Point(s).  As between the parties hereto, Seller shall be in exclusive control and possession of the gas deliverable hereunder and responsible for any damage or injury caused thereby until the same shall have been delivered to Buyer or its designee, after which Buyer shall be in exclusive control and possession thereof and responsible for any damage or injury caused thereby.

                                 ARTICLE XII

                              WARRANTY OF TITLE
                              -----------------

     12.1  Seller warrants title to all gas delivered by it and warrants that it has the right to sell the same and that such gas is free from liens and adverse claims of every kind.  Seller shall indemnify and save Buyer harmless against all claims, suits, loss, damage, and expense of every kind whatsoever, including without limitation any expense in the enforcement of this indemnity, arising out of or on account of adverse claims to the gas delivered hereunder or the proceeds due thereon from Buyer.  If Seller's title to gas hereunder or its right to receive proceeds hereunder is in any manner questioned by any third party adverse claim of any character whatsoever asserted with respect to any gas delivered or to be delivered to

Buyer hereunder, Buyer may withhold payments of sums due hereunder, with interest, at the rate set forth in Paragraph 10.4 above, for such gas in question until such adverse claim is withdrawn or finally adjudicated or until Seller has furnished a bond, with sureties satisfactory to Buyer,

conditioned to hold Buyer harmless from such adverse claim.


                                 ARTICLE XIII

                                FORCE MAJEURE
                                -------------

     13.1  Each party hereto shall be excused from performing under this

Agreement, except for making payment for gas already delivered and received hereunder, to the extent it is rendered unable to perform by a force majeure situation, but only for the period of time such force majeure situation continues.  The term "force majeure" as employed herein and for all purposes relating hereto shall mean acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades,

insurrections, riots, epidemics, landslides, lightning, earthquakes, fires,

storms, hurricane warnings, crevasses, floods, washouts, arrests and restraints of governments and people, civil disturbances, explosions,

breakages or accident to machinery or lines of pipe, the necessity for making repairs or alterations to machinery or lines of pipe, freezing of wells or lines of pipe, partial or entire failure of wells, inability of any party hereto to obtain necessary materials, supplies, or permits due to existing or future rules, regulations, orders, laws or proclamations of governmental authorities (both federal and state), including both civil and military; the binding order of any court; acts of public authorities;

inability to obtain, transport or deliver, or delay in obtaining,

transporting or delivering supplies of gas by Seller to Buyer or by Buyer to its markets as a result of any federal, state or local law or any order, rule or regulation of governmental authority, both civil and military including but not by way of limitation, any actions by a court of competent jurisdiction or by FERC affecting price or gas supply and/or with respect to the 1990 Supplemental Stipulation and Agreement by and

between Seller and Colorado Interstate Gas Company now pending in FERC

Docket Nos. RP79-59 and/or RP90-69; any failure by third-party transporters to deliver Seller's gas to Buyer's facilities or thereafter to transport gas for Buyer, and any other causes whether of the kind herein enumerated or otherwise, not within the control of the party claiming suspension and which by the exercise of due diligence such party is unable to prevent or overcome; such term shall likewise include (a) the inability of such party to acquire, or the delays on the part of such party in acquiring, at reasonable cost and after the exercise of due diligence, any necessary servitudes, right-of-way grants, permits or licenses, and (b) the inability of each party to acquire, or the delays on the part of such party in acquiring at reasonable cost and after the exercise of due diligence, any necessary materials and supplies, permits and permissions.

     13.2  The causes or contingencies set forth in Paragraph 13.1 above,

affecting performance shall not relieve Seller or Buyer of liability in the event of failure of either to use due diligence to remedy the situation and remove the cause in an adequate manner and with all reasonable dispatch,

nor shall such cause or contingencies relieve either party from its obligations to make payments of amounts then due hereunder.

     13.3  In the event of either Buyer or Seller being rendered unable wholly or in part by force majeure to carry out its obligations under this

Agreement, it is agreed that on such party giving notice and full particulars of such force majeure in writing to the other party as soon as possible after the occurrence of the cause relied on, then the obligations of the parties insofar as they are affected by such force majeure shall be suspended during the continuance of any inability so caused but for no longer period, and such cause shall as far as possible be remedied with all reasonable dispatch.

                                ARTICLE XIV

                         GOVERNMENTAL AUTHORIZATIONS
                         ---------------------------

     14.1  This Agreement shall be subject to all valid and applicable laws of the United States and of the state wherein it is to be performed, and to the applicable valid rules, regulations or orders of any regulatory agency or governmental authority having jurisdiction, and the parties shall be entitled to regard all applicable laws, rules and regulations (federal,

state or local) as valid and may act in accordance therewith until such time as the same may be declared invalid by final judgment of a court of competent jurisdiction.

     14.2  Notwithstanding any other provision of this Agreement to the contrary, Seller shall not tender and Buyer shall not be obligated to accept, transport or cause to be transported, or receive gas hereunder if such act would subject Buyer or its designee to regulation or jurisdiction of FERC under the Natural Gas Act of 1938, or any successor legislation

                                 ARTICLE XV

                              INDEMNIFICATION
                              ---------------

     15.1  Buyer and Seller shall each indemnify, defend, and save harmless the other including the other's employees and agents from and against any and all loss, damage, injury, liability, and claims for injury to or death of persons (including any employee of Buyer or Seller), or for loss or damage to property (including the property of Buyer or Seller), resulting directly or indirectly from the indemnifying party's performance of its respective obligations arising pursuant to his Agreement (including the installation, maintenance, and operation of property, equipment, and facilities) or any other operations under this Agreement.


                                ARTICLE XVI

                                ASSIGNMENTS
                                -----------

     16.1  Any successor, representative, or assignee which shall succeed by purchase, merger or consolidation of either Seller or Buyer, as the case may be, shall be entitled to the rights and shall be subject to the obligations of its predecessor in title under this Agreement.  Either party may assign or pledge this Agreement under the provisions of any mortgage,

deed of trust, indenture or similar instrument which it has executed or may execute hereafter.  Otherwise, neither party shall assign this Agreement or any of its rights, duties, or obligations hereunder unless it shall have first obtained the consent (not be unreasonably withheld) in writing of the other party hereto except in the case of corporate parents, affiliates, and subsidiaries.

                                ARTICLE XVII

                                  ROYALTY
                                  -------

     17.1  Buyer and Seller hereby agree that as between Seller and Buyer,

Seller is responsible for the payment of all royalty, overriding royalty and production rights derived from the sale of gas hereunder to the parties legally entitled thereto.

                               ARTICLE XVIII

                                  NOTICES
                                  -------

     18.1  Any notice, request, demand, statement, or payment provided for in this Agreement shall be in writing and shall be deemed delivered as of the postmarked date when deposited in the United States mail, postage prepaid, by first class, registered or certified addressed to the parties as follows:

          Notices:                     Payments:
          --------                     ---------
SELLER:   Mesa operating Co.           Mesa Operating Co.
          5205 North O'Connor Blvd     P. 0. Box 910148
          Suite 1400                   Dallas, Texas 75391-0148
          Irving, Texas 75039-3746

          Telephone:  (214) 444-9001
          Telecopy:   (214) 444-4394
          Attention:   Marketing Department

BUYER:     KN Marketing, L.P.
           333 Clay, Suite 2000
           Houston, Texas 77002
           Telephone:  (713) 739-2900
           Telecopy:   (713) 739-6696
           Attention:   Contract Administration

or at such other address as either party from time to time

designates for each purpose.


                               ARTICLE XIX

                                  TAXES
                                  -----

     19.1  Seller shall pay or cause to be paid all taxes applicable to the gas at or prior to delivery hereunder, now or hereafter required by law to be paid to government authorities.  Buyer shall pay or cause to be paid,

all taxes applicable to the gas subsequent to delivery hereunder, now or hereafter required by law to be paid to government authorities.  The term

"taxes," as used herein, shall mean all taxes, licenses, fees or charges levied, assessed or made by any governmental authority on the act, right or privilege of production, severance, gathering, transportation, handling,

sale or delivery of gas which is measured by the volume, value or sales price of the gas imposed upon Seller or Buyer with respect to the gas delivered hereunder.  It is agreed that Buyer may, but is not obligated to,

remit to the governmental authority on behalf of Seller the taxes levied or collected on gas produced and delivered to Buyer under this Agreement.

Buyer shall deduct any taxes remitted directly by Buyer on behalf of Seller from amounts otherwise payable to Seller hereunder.


                                 ARTICLE XX

                                MISCELLANEOUS
                                -------------

     20.1  No waiver by either party of any one or more defaults by the other in the performance of any provisions of this Agreement shall operate or be construed as a waiver of any other default or defaults, whether of a like or of a different character.

     20.2  ANY INTERPRETATION HEREOF OR CONTROVERSY ARISING HEREUNDER SHALL

BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS, EXCEPT ANY PROVISIONS OF

SUCH LAWS THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANOTHER STATE.

In the event that any dispute hereunder or any breach or alleged breach of any of the provisions hereof by either party results in a lawsuit being filed, then the losing party in any such suit shall pay the reasonable attorneys fees, professional expert fees, and court costs incurred by the prevailing party.  Each party waives any rights to or claims for punitive or consequential damages arising from any breach of or dispute under this

Agreement.

     20.3  This Agreement may be executed in any number of counterparts, no one of which need be executed by all parties, and it shall be binding upon all parties who execute a counterpart with the same force and effect and to the same extent as if all such parties had executed and signed the same document with each separate counterpart deemed to be an original.

     20.4  This Agreement constitutes the entire agreement between the parties and no waiver, representation or agreement, oral or otherwise,

shall effect the subject matter hereof unless and until such waiver,

representation or agreement is reduced to writing and executed by the authorized representative of the parties.

     20.5  Seller and Buyer shall not publish, disclose, or otherwise divulge to any entity or person, except necessary officers, employees, and agents of either party, at any time, either during or after the term of this Agreement, nor shall either party permit any of its officers,

employees, or agents, to publish, disclose, or otherwise divulge, any information concerning the terms of Article IV Price.  This paragraph shall
                                               -----
not preclude either party upon prior written notice to the other party from revealing or using any information concerning the terms of Article IV

Price:
-----

     a)  in filing reports with or furnishing information to the Securities and Exchange Commission, securities commission of the various states, or other appropriate governmental authorities, or

     b)  when advised by legal counsel that disclosure is required.

     20.6  All terms and conditions of this Agreement were prepared jointly by the parties hereto and not by any party to the exclusion of the other.

     20.7  Although this Agreement is intended by the parties not to benefit any third parties and shall not do so, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, successors and assigns.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

                              SELLER

                              MESA OPERATING CO.

                              By: /s/ Paul W. Cain
                                  -----------------------------------------
                                            Signature

                              Name:  Paul W. Cain
                                     --------------------------------------
                                            Typed/Printed

                              Title:  President and Chief Operating Officer
                                      -------------------------------------


                              BUYER

                              KN MARKETING, L.P.
                              By its General Partner,
                              American Pipeline Company

                              By: /s/ S. H. Charlton, III
                                  ----------------------------------------
                                          Signature

                              Name:  Samuel H. Charlton, III
                                     -------------------------------------
                                          Typed/Printed

                              Title:   Senior Vice President
                                       -----------------------------------

                                EXHIBIT "A"

                  Seller's customers which were receiving

                  gas from Seller as of January 1, 1995.

                  ENERGAS:

                       Base Agreement and CNG

                  ENERMART:

                       Weyerhauser Paper Co., Valley Proteins,
                       City of Amarillo, Water Treatment,
                       Crouse-Hinds, Farmland, and various
                       irrigation customers

                       *The sales volume from the TDCJ sale by
                       Energas may be added to the Enermart sale at some later date.

                  IBP INC.

                  KN MARKETING, L.P.:

                       ASARCO
                       Pantex

June 20, 1995



Mr. Samuel H. Charlton III
KN Marketing, L.P.
323 Clay St., Suite 2000
Houston TX 77002-9817

Gentlemen:

Re:     Gas Purchase Agreement Dated January 1, 1996

Reference is made to the Gas Purchase Agreement ("Agreement") dated January 1, 1996, between Mesa Operating Co., as Seller, and KN Marketing, L.P., as Buyer, relating to the sale and purchase of certain volumes of excess gas.

For purposes of this Agreement, "B" Contract gas shall mean that gas which seller receives under and by virtue of that certain agreement dated January 3, 1928 between the Amarillo Oil Company, predecessor in interest of the Seller and Canadian River Gas Company, predecessor in interest to Colorado Interstate Gas Company as amended from time to time (The "B" Contract").

In implementing the provisions of Paragraph 2.3 of Article II of the above-referenced Agreement, both parties agree that all of the excess gas delivered by Seller to Buyer will be ultimately consumed in the City of Amarillo and its environs to the maximum extent practicable. With respect to that portion, if any, of excess "B" Contract gas which is delivered by Seller to Buyer under the Agreement and which Buyer sells or delivers outside the City of Amarillo and its environs, Buyer hereby agrees that the first gas from other sources which Buyer delivers into the City of Amarillo and its environs, if any, shall be deemed to be a return of the excess "B" Contract gas first delivered outside the City of Amarillo and its environs. The return of all such gas by Buyer shall be reflected in the quarterly statements Buyer provides to Seller. If the above sets forth your understanding of our agreement, please sign both originals of this Agreement and return one for our records.

Sincerely,
                                       ACCEPTED AND AGREED TO
                                       this 1st day of August, 1995.
                                            ---        ------

MESA OPERATING CO.                     KN MARKETING, L.P.
                                       By its General Partner,
                                       American Pipeline Company

By: /s/ Paul W. Cain                   By: /s/ S.H. Charlton, III
   -----------------                       ----------------------
  Paul W. Cain                          S. H. Charlton, III
  President and Chief                   Senior Vice President
  Operating Officer


September 12, 1995



KN Marketing, L.P.
323 Clay Street, Suite 2000
Houston TX 77002-9817

Attention: Mr. Samuel H. Charlton, III

     Subject:     Confidentiality Provision
                  Gas Purchase Agreement
                  Dated January 1, 1996

Pursuant to Paragraph 20.5 of Article XX, Miscellaneous, of the captioned Gas Purchase Agreement ("Agreement") Mesa Operating Co. ("Mesa") and KN Marketing, L.P. ("KN") agreed to hold in confidence and not disclose any information concerning the terms of Article IV, Price, of the Agreement except in certain specific situations described therein.

Mesa has decided to offer for sale its interests in the oil and gas wells and leases subject to the Agreement. As part of their due diligence, prospective purchasers of these interests will need to review the captioned Agreement.

In view of the foregoing, Mesa hereby requests that KN consent to the disclosure of the terms of the Agreement including Article IV, Price, to the prospective purchasers of its interests covered thereby. Mesa will have the prospective purchasers sign a Confidentiality Agreement under which they will agree to keep the information obtained from Mesa, including the terms of the Agreement, confidential and use such information only for the purpose of evaluating the properties for a transaction with Mesa.

Please indicate your consent to Mesa's disclosure of the terms of the agreement by signing in the space provided below and returning one (1) copy of this letter to me. Thank you for your cooperation and prompt response.

KN herein expressly withholds its consent if the prospective purchaser is Southwestern Public Service Company(SPS), Atmos Energy Corporation (Atmos) and/or any affiliates of either SPS or Atmos.

Sincerely,                    MESA OPERATING CO.

                              By: /s/ D'Nard A. Hemphill
                                  ----------------------
                                   D'Nard A. Hemphill, Attorney-in-Fact

Accepted and Agreed to this 18th day of September 1995.
                            ----        --------------

KN MARKETING, L.P.
By its general Partner,
American Pipeline Company

By: /s/ S.H. Charlton, III
    -----------------------
     S.H. Charlton, III
     Senior Vice President